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                                                                   Exhibit 10.10

         MANAGEMENT AND SERVICES AGREEMENT

      MANAGEMENT AND SERVICES AGREEMENT dated as of March 31, 2006 between Infogrames Entertainment SA ("IESA"), at 1 Place Verrazzano, 69252 Lyon cedex 09, France and Atari, Inc. ("ATARI"), at 417 Fifth Avenue, New York, NY 10016 (this "Agreement").

                                   WITNESSETH:

      WHEREAS, IESA is the majority shareholder of Atari and is involved in the business of holding and managing investments in the field of digital entertainment and video games in particular. Reference is made to the Service Agreement by and between IESA and Atari (f/k/a, Infogrames, Inc.), effective as of January 1, 2000, as amended (the "IESA SERVICES AGREEMENT") whereby IESA agreed to provide services to Atari.

      WHEREAS, in connection with the entering into a Production Services Agreement (as defined below) between Atari and IESA of even date hereof, the parties have agreed hereby to terminate the IESA Services Agreement and to enter into this Agreement which, when executed by the parties, will govern the terms and conditions of IESA's rendition of services to Atari.

      NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the parties hereto agree as follows:

                                    ARTICLE I

                     MANAGEMENT AND SERVICES TO BE PROVIDED

      1.01. Performance of PARENT COMPANY Services.

            (a) Subject to the terms and conditions set forth herein and on
Schedule I hereto, as may be amended from time to time ("Schedule I"), IESA or its affiliates (excluding Atari), as applicable, shall provide Atari with the services set forth on Schedule I (the "PARENT COMPANY Services"). This Agreement, including Schedule I, may be amended only by the prior written consent of the parties. The PARENT COMPANY Services will be provided to Atari to the extent that the conduct of its business during the Term undergoes no significant change(s) that would materially expand IESA's obligations hereunder as they exist at the beginning of the Term. For the purposes of this Agreement, "affiliates" of IESA shall not include Atari.

            (b) Except as specifically provided in Schedule I, IESA or its affiliates, as applicable, shall provide each of the PARENT COMPANY Services listed in Schedule I for a term commencing on the date hereof and ending on March 31, 2011, unless earlier terminated by IESA and/or Atari in accordance with Section 2.01 hereof (collectively, the "PARENT COMPANY Services Period" or "Term.")

            (c) IESA or its affiliates, as applicable, shall provide the PRODUCTION SERVICES to Atari and/or its subsidiaries promptly with that degree of skill, attention and care

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that IESA exercises and has heretofore exercised with respect to furnishing comparable services to itself and its affiliates.

            (d) Representatives of Atari and IESA, or IESA's designee, shall meet, at least on a semi-annual basis, to review the performance of the PARENT COMPANY Services.

            (e) Unless otherwise specified in Schedule I, all employees and representatives of IESA or its affiliates (other than Bruno Bonnell), as applicable, providing the PARENT COMPANY Services hereunder to Atari during the Term (collectively, the "PARENT COMPANY Services Employees") shall be deemed for all purposes (including compensation and employee benefits) to be employees or representatives solely of IESA and not to be employees or representatives of Atari or to be independent contractors thereof. In performing their respective duties hereunder, all such employees and representatives of IESA shall be under the direction, control and supervision of IESA and IESA shall have the sole right to exercise all authority with respect to the employment (including termination of employment), assignment and compensation of such employees and representatives, subject to compliance with the terms and provisions contained in this Agreement including, without limitation, the provision of the PARENT COMPANY Services.

            (f) For the purpose of clarity, the parties agree that this Agreement hereby terminates the IESA Services Agreement and such agreement is replaced by this Agreement as of the date hereof.

      1.02. Fees and Payment for PARENT COMPANY Services.

            (a) Annual fees for the PARENT COMPANY Services shall be US $3,000,000 as set forth on Schedule I or as otherwise agreed upon by Atari and IESA. The parties shall review in good faith the services provided and the annual fees on an annual basis and shall use commercially reasonable efforts to agree to any change to such services or fees by no later than the last day of the fiscal year during which such review takes place.

            (b) IESA shall, on a quarterly basis, submit to Atari its billing invoice in USD (the "PARENT COMPANY Services Invoice") showing VAT or similar applicable taxes, as applicable, plus detailed itemized costs in connection with each category of services. Additional itemization and further explanation and substantiation of charges shall be supplied to Atari upon request. Payment by Atari in respect of any such invoice shall be made within 30 days after the date of Atari's receipt of the PARENT COMPANY Services Invoice.

            (c) IESA acknowledges that Atari currently provides, and is expected to provide services to certain IESA subsidiaries upon the terms and conditions set forth in the service agreement to IESA and certain of its subsidiaries (the "Atari Service Agreement") and in the production services agreement (the "Production Services Agreement"), each of even date hereof. IESA and Atari expressly agree that each party shall have the right throughout the term of this Agreement to offset such payments as are owed under this Agreement against payments due under the Atari Service Agreement and/or the Production Service Agreement, as the case may be.

                                       2
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            (d) PARENT COMPANY Services do not include, and Atari shall not be charged under this Agreement with, any service or expense which (i) primarily arise in connection with IESA's management of its investment in Atari; (ii) is already the topic of any arrangement, separate employment agreement or other agreement for services between Atari and any of IESA, IESA's subsidiaries or affiliates or any officer, director, employee or contractor thereof; or (iii) any category of services not requested or authorized by Atari.

                                   ARTICLE II

                                  MISCELLANEOUS

      2.01. Termination.

            (a) Either party may terminate this Agreement upon written notice to the other party at least 90 days prior to the end of each fiscal year during the Term.

            (b) Either party may terminate this Agreement upon written notice in the event of a material breach by the other party of the terms of this Agreement and such breach is not cured within thirty days of notice thereof.

            (c) Either party may terminate this Agreement, in its sole and absolute discretion, upon 90 days written notice to the other party in the event that Infogrames Entertainment SA and its subsidiaries hold less than 25% of the voting stock of Atari.

            (d) This Agreement may be terminated by the mutual consent of the parties hereto.

      2.02. Warranties and Indemnification.

            (a) IESA covenants, represents and warrants that (i) it will render the PARENT COMPANY Services in compliance with all applicable laws and regulations and such services and the provision thereof will not violate any rights of any third parties; and (ii) it, or its affiliates, shall provide the PARENT COMPANY Services promptly, diligently and with at least that degree of skill, attention and care that IESA exercises and has heretofore exercised with respect to furnishing comparable services to its own business and assets and those of its affiliates.

            (b) Atari covenants, represents and warrants that the rendition of the PARENT COMPANY services will not require IESA to violate the laws or rights of any third parties.

            (c) Atari hereby releases, indemnifies and holds harmless IESA and its affiliates from and against any and all losses which arise out of the PARENT COMPANY Services, other than such losses which arise out of IESA's or its affiliates' gross negligence or willful misconduct.

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      2.03. Certain Agreements and Indemnities to Survive Termination of
Agreement. The obligations of the parties under Sections 2.02, 2.04 and 2.07 hereof shall survive any termination of this Agreement as shall Atari's payment obligation with respect to PARENT COMPANY Services rendered prior to the termination date. All other obligations hereunder shall terminate as of the date of termination of this Agreement in accordance with Section 2.01.

      2.04. Governing Law. Jurisdiction This Agreement shall be construed in accordance with and governed by the internal laws of France. All disputes, legal actions, suits and proceedings arising out of or relating to this Agreement shall be brought in the Tribunal de Grande Instance of Lyon, France. Each party hereby consents to the jurisdiction of the Tribunal de Grande Instance of Lyon. Each party hereby irrevocably waives all claims of immunity from jurisdiction and any right to object on the basis that any dispute, action, suit or proceeding brought in the Tribunal de Grande Instance of Lyon has been brought in an improper or inconvenient venue or forum.

      2.05. No Third Party Beneficiaries. No provision of this Agreement shall create any third party beneficiary rights in any person or entity, including any employee or former employee of Atari or any affiliate or associate thereof (including any beneficiary or dependent thereof).

      2.06. Relationship of Parties. Nothing herein contained shall be deemed or construed by IESA or Atari or for any other party as creating the relationship of principal and agent or of partnership, joint employers or joint venture by the parties hereto.

      2.07. Remedies; Specific Performance. Without prejudice to any rights or remedies otherwise available to any party hereto, IESA and Atari hereby acknowledge that damages would be an inadequate remedy for any breach of the provisions of this Agreement by IESA or Atari and agree that the obligations of IESA or Atari, as the case may be, shall be specifically enforceable.

      2.08. Notices. All notices, requests, demands, claims and other communications hereunder shall be in writing. Any notice, request, demand, claim or other communication hereunder shall be deemed duly given (a) if personally delivered, when so delivered, (b) if mailed, five business days after having been sent by registered or certified mail, return receipt requested, postage prepaid and addressed to the intended recipient as set forth below, (c) if given by telex or telecopier, once such notice or other communication is transmitted to the telex or telecopier number specified below and the appropriate answer back or telephonic confirmation is received, provided that such notice or other communication is promptly thereafter mailed in accordance with the provisions of clause (b) above or (d) if sent through an overnight delivery service in circumstances to which such service guarantees next day delivery, the day following being so sent:

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      if to IESA, to:

              Infogrames Entertainment SA
              1 Place Verrazzano
              Lyon 69252 Lyon Cedex 09
              France

              Attention: Chief Operating Officer
              Telephone: (+33) 4 37 64 37 64
              Telecopy:  (+33) 4 37 64 30 95

              Attention: General Counsel
              Telephone: (+33) 4 37 64 37 64
              Telecopy:  (+33) 4 37 64 30 95

      if to Atari, to:

              Atari, Inc.
              417 Fifth Avenue
              New York, New York  10016
              Attention: General Counsel
              Telephone: (212) 726-6500
              Telecopy:  (212) 726-6590

Any party hereto may give any notice, request, demand, claim or other communication hereunder using any other means (including ordinary mail or electronic mail), but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the individual for whom it is intended. Any party hereto may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other parties notice in the manner herein set forth.

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      IN WITNESS WHEREOF, the parties to this Agreement have caused it to be duly executed by their respective authorized representatives on the day and year first above written.

                                       INFOGRAMES ENTERTAINMENT SA

                                       By: /s/ Thomas Schmider
                                           -------------------------------------
                                           Name:  Thomas Schmider
                                           Title: DGD

                                       ATARI, INC.

                                       By: /s/ Bruno Bonnell
                                           -------------------------------------
                                           Name:  Bruno Bonnell
                                           Title: CEO

                [SIGNATURE PAGE TO MANAGEMENT SERVICES AGREEMENT]

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                                   SCHEDULE I

                             PARENT COMPANY SERVICES

        NATURE                   DESCRIPTION OF SERVICES
---------------------        --------------------------------
General and Strategic        - guidance as to publishing
Management                     policy
                             - guidance as to marketing and
                               advertising strategies
                             - group corporate and products
                               communication

Finance, treasury            - participation in group
and accounting                 consolidation reporting/budget
                               process/accounting

Legal                        - intellectual property
                               sourcing
                             - negotiation of certain major
                               IP contracts and legal
                               engineering of group corporate
                               transactions

Management Information       - providing group software
System (M.I.S.)                applications and development
                             - assistance in group software
                               applications maintenance and
                               support, including royalties